ACCESSOR FUNDS, INC.
                                 Rule 18f-3 Plan

         Rule l8f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the board of directors of an investment company desiring to offer multiple classes of shares (each a "Class") pursuant to the Rule adopt a plan setting forth the separate distribution arrangements and expense allocations of each Class, and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these Classes, and the exchange features of each Class, are set forth below in this Rule 18f-3 Plan (the "18f-3 Plan"), which is subject to change, to the extent permitted by law and by the governing documents of Accessor Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), by action of the Board of Directors (the "Directors") of the Fund.

         This 18f-3 Plan is adopted as of February 19, 1998 by the Directors of the Fund, including a majority of the non-interested Directors, which desires to offer multiple classes for the portfolios set forth on Schedule A (each a "Portfolio" and collectively, the "Portfolios"), as may be amended from time to time, and has determined that the following 18f-3 Plan is in the best interests of each class individually and the Fund as a whole:

         1. Class Designation: Each now existing and hereafter created Portfolio of the Fund is authorized to issue from time to time its shares of beneficial interest in two classes: Advisor Class Shares and Investor Class Shares.

         2. Differences in Services: The services offered to shareholders of each Class shall be substantially the same, except that financial institutions, retirement plans, broker-dealers, depository institutions, institutional shareholders of record, registered investment advisers and other financial intermediaries and various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs (collectively "Service Organizations") may be compensated or have their expenses reimbursed for providing distribution services, shareholder services and/or administrative and accounting services to or on behalf of their clients or customers who beneficially own Investor Class Shares of the Portfolios.

         3. Differences in Distribution Arrangements: Shares of each Class of the Portfolios shall represent an equal pro rata interest in such Portfolio and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class of shares shall bear any Class Expenses, as defined in Section 4 below and (c) each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class for which class voting is required under applicable law, and each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution, shareholder service or administrative services arrangements. These features are subject to change, to the extent permitted by law and by the Articles of Incorporation and By-Laws of the Fund, by action of the Board of Directors of the Fund.

         The Fund has not adopted an administrative service plan, distribution plan or shareholder service plan with respect to Advisor Class shares, which shall be offered by the Fund at net asset value with no distribution, shareholder or administrative service fees paid by the Fund. Advisor Class shares are available to investors whose minimum initial purchase is at least $5,000 per Portfolio or $10,000 in aggregate across the Portfolios and subsequent investments of $1,000 per Portfolio or $2,000 in aggregate across the Portfolios, subject to such waivers or variations as from time to may be in effect. Advisor Class Shares may be offered through certain Service Organizations that may impose additional or different conditions on the purchase or redemption of Fund shares and may charge transaction or account fees, which charges or fees would not be imposed if the Investor Class Shares are purchased directly from the Fund. Service Organizations are responsible for transmitting to their customers a schedule of any such fees and conditions. The Fund pays no compensation to such entities and receives none of the fees or transaction charges. Bennington may separately enter into arrangements from time to time with certain Service Organizations to provide administrative, accounting and/or other services with respect to Advisor Class Shares and may directly compensate the Service Organizations.

         Investor Class Shares may be charged a fee pursuant to a Shareholder Service Plan, a fee pursuant to an Administrative Services Plan and/or shall make directly or cause to be made payments for costs and expenses to third parties or reimbursement of expenses to third parties incurred in connection with a Distribution Plan adopted under Rule 12b-1 of the 1940 Act. The amounts of the payments or fees under the relevant Distribution Plan, Shareholder Service Plan or Administrative Services Plan are set forth on Schedule B hereto. The minimum initial purchase of Investor Class Shares shall be $5,000 per Portfolio or $10,000 in aggregate across the Portfolios and subsequent purchases of Investor Class Shares shall be $1,000 per Portfolio or $2,000 in aggregate across the Portfolios. Additional payments may be made by Bennington from time to time to Service Organizations for providing other services with respect to Investor Class Shares. Various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs generally require customers to pay either no or low transaction fees in connection with purchases or redemptions. Certain features of the Investor Class Shares, such as the initial and subsequent investment minimums, redemption fees and certain trading restrictions, may be modified or waived by Service Organizations. Service Organizations may impose transaction or administrative charges or other direct charges, which charges or fees would not be imposed if the Investor Class Shares are purchased directly from the Fund.

         4. Income and Expense Allocation: The following expenses (the "Class Expenses") will be allocated, to the extent practicable, on a Class-by-Class basis: (a) payments or reimbursements under the Distribution Plan, fees under the Shareholder Service Plan or Administrative Services Plan (as relevant); (b) printing and postage expenses related to preparing and distributing materials, shareholder reports, prospectuses and proxies to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) Board members' fees incurred as a result of issues relating to a specific Class;
(g) expenses incurred in connection with shareholders' meetings as a result of issues relating to a specific class; (h) transfer agent fees identified by the Fund's Transfer Agent as being attributable to a specific class; and (i) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount with respect to a Class, or if services are provided with respect to a Class that are of a different kind or to a different degree than with respect to one or more other Classes.

         The distribution, shareholder and administrative services fees and other expenses listed above, which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class; provided, however, that the U.S. Government Money Portfolio and other Portfolios making daily distributions of their net investment income may allocate these items on the basis of relative net assets, after subtracting the value of subscriptions for non-settled shares (i.e., shares for which payment in federal funds has not been received, the "Settled Shares Method"). The gross income of each Portfolio, as well as realized and unrealized capital gains and losses, shall be allocated to each Class on the basis of net assets. All expenses not now or hereafter designated as Class Expenses ("Fund Expenses") will be allocated to each class and subtracted from the gross income on the basis of the net asset value of that Class in relation to the net asset value of the Fund. Fund Expenses are expenses incurred by the Fund (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets).

         5. Exchange Privileges: Shares of a Class are exchangeable for shares of the same Class of another Portfolio of the Fund. Shareholders may also exchange shares of one Class of a Portfolio at net asset value for shares of the same Class offered by another Portfolio, provided that the exchange is made in states where the securities being acquired are properly registered. Advisor Class Shares of a Portfolio may be exchanged for Investor Class Shares offered by a Portfolio, or vice versa, provided that the Advisor Class or Investor Class shareholder, as the case may be, meets the eligibility requirements of the class into which the shareholder seeks to exchange, as described in the relevant Prospectus of the Fund.

         6. Dividends and Distributions: Each Portfolio pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains. All dividends and/or distributions will be paid in the form of additional shares of the Class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, of another Portfolio of the Fund at net asset value of such Portfolio, unless the shareholder elects to receive cash. Dividends paid by each Portfolio are calculated in the same manner and at the same time with respect to each Class.

         7. Additional Information: This 18f-3 Plan is qualified by and subject to the terms of the then current Prospectus for the applicable Class; provided, however, that none of the terms set forth in any prospectus shall be inconsistent with the terms of the Classes contained in this 18f-3 Plan. The prospectus for each Class contains additional information about that Class and the applicable Portfolio's multi class structure.

         8. Board Review: The Board of Directors shall review this 18f-3 Plan as frequently as it deems necessary, the initial expense allocations, and any subsequent changes thereof, shall be reviewed and approved by the Directors, including a majority of the those Directors who are not interested persons (deemed to have the same meaning that this term has under the 1940 Act, by the Securities and Exchange Commission) of the Fund and who have no direct or indirect financial interest in the operation of the Administrative Services Plan (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on the 18f-3 Plan in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended. Prior to any material amendment(s) to this 18f-3 Plan, the Board of Directors, including a majority of the Qualified Directors, shall find that the 18f-3 Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund Expenses), is in the best interest of each Class of shares of a Portfolio individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Dated:  February 19, 1998.

                                   SCHEDULE A
                                February 19, 1998

         This 18f-3 Plan shall be adopted with respect to the following Portfolios of Accessor Funds, Inc.:


Growth Portfolio
Value and Income Portfolio
Small to Mid Cap Portfolio
International Equity Portfolio
Intermediate Fixed-Income Portfolio
Short-Intermediate Fixed-Income Portfolio
Mortgage Securities Portfolio
U.S. Government Money Portfolio

                                   SCHEDULE B


Amount of Distribution Plan--Each Portfolio shall pay directly or cause to be paid to third parties on an annual basis based on the value of the average daily net assets of the Portfolio attributable to the Investor Class Shares of no more than:

         Advisor Class                      Investor Class
         -------------                      --------------

         N/A                                0.25%

No Portfolio shall directly or indirectly pay any distribution related amounts that will be allocated under the Investor Class Distribution Plan and in combination with the Shareholder Service fee paid under the Shareholder Service Plan, which exceeds 0.25% on an annual basis of the average daily net assets of the Investor Class Shares.

Amount of Shareholder Service Plan--Each Portfolio shall pay a non-distribution related shareholder service fee on an annual basis based on the value of the average daily net assets of the Portfolio attributable to the Investor Class Shares as follows:


         Advisor Class                      Investor Class
         -------------                      ---------------


         N/A                                0.25%


The combined total of the amounts paid under the Distribution Plan and Shareholder Service Plan shall not exceed 0.25% on an annual basis of the value of the average daily net assets of Portfolio attributable to the Investor Class Shares.

Amount of Administrative Services Plan--Each Portfolio shall pay a non-distribution related administrative services fee on an annual basis based on the value of the average daily net assets of the Investor Class Shares as follows:

         Advisor Class                      Investor Class
         -------------                      --------------

         N/A                                0.25%